Exhibit 10.2

STEVE CAHILLANE

Dear Mr. Cahillane,

I am pleased to share our offer with you on the opportunity to join The Kraft Heinz Company (the “Company”) leadership team. We are confident that you, your skills and experience will be a terrific addition to the team. The purpose of this letter is to briefly summarize the details of our offer.

Position:	CEO

Location:	Chicago, Illinois

Start Date:	Jan 1st, 2026

Annual Base Salary: USD $1,400,000 (one million and four hundred thousand US dollars) gross prior to applicable taxes and deductions, payable over 26 bi-weekly periods. This position is exempt from the overtime provisions of the Fair Labor Standard Act.

Performance Bonus Plan (PBP)

You will be eligible to participate in the Performance Bonus Plan as provided by the plan terms and governing documents. This bonus opportunity is based on your base salary and attainment of specific key financial goals and team/individual performance objectives. The bonus target for your position is 225% (two hundred and twenty five percent) of your actual base salary.

Payment of a bonus in one year does not guarantee payment of a bonus in future years. Depending on results, your actual payout, if any, may be higher or lower and can reach a maximum of 270% of your base salary.

Bonus Investment Plan (BIP)

You will be eligible to participate in the voluntary Bonus Investment Plan (“BIP”) commencing in 2027 contingent upon the approval of the BIP by the Kraft Heinz Board of Directors. The BIP allows eligible employees to invest 35% of their earned annual net PBP bonus towards the purchase of shares of Company stock. The Company will then grant a matching award of 70% of the gross earned bonus, in the form of Restricted Stock Units (“Matching RSUs”). Under the current BIP rules these matching RSUs vest 50% on the 2nd anniversary of the grant date, and the remaining 50% will vest on the 3rd anniversary of the grant date, subject to your continued employment through the applicable vesting date. The exact number of units granted, and other details will be included in the award agreement which you will receive at the time of the grant. The grant date will be generally at the same time as when the LTI award is granted, following approval by the Kraft Heinz Board of Directors, which typically occurs in the first quarter annually.

Long-Term Incentive Plan (LTI)

You will be eligible to participate in the annual Long-Term Incentives Plan (the “LTI Plan”) as provided by the LTI Plan terms and governing documents, contingent upon the approval of the LTI Plan by the Kraft Heinz Board of Directors. This opportunity is based on the attainment of specific 3-year performance goals and time-based milestones. Your LTI notional annual target award is USD $9,000,000 (nine million US dollars) and it will be granted at the same time, same vesting conditions and generally in the same mix of PSUs and RSUs as all other Company executives.

Your first grant will be made in 2026, subject to approval of the LTI Plan by the Kraft Heinz Board of Directors, and the grant will be delivered in the form of 50% Performance Share Units (PSUs) and 50% Restricted Stock Units (RSUs). The grant date will be based on the first LTI award date following Board approval which typically occurs in the first quarter annually. The exact number of PSUs and RSUs granted and other details will be included in the award agreement which you will receive at such time that the award is granted. The award will vest 75% on the 3rd anniversary of the grant date, and the remaining 25% will vest on the 4th anniversary of the grant date, subject to your continued employment through the applicable vesting date. The PSU metrics and targets for 2026 will be approved by the Human Capital and Compensation Committee of the Kraft Heinz Board of Directors in the first quarter of 2026.

Long Term Incentive – One-Time Award

As an incentive to join the Company, you will receive a special one-time equity award as outlined in Addendum A of this document.

Page 1 of 2	MP SC (initial)

Company Benefits & Perquisites

Effective on your start date, you will be eligible to participate in the Kraft Heinz Benefit Package for U.S. salaried employees. You will be provided with additional information on your start date.

You will also be eligible for an annual personal plane usage allowance of up to USD 200,000 (two hundred thousand dollars), less applicable taxes and deductions and to be used in accordance with Company policy and guidelines.

Paid Time Off (PTO) Entitlement

You will be eligible to receive twenty-eight (28) days of PTO per calendar year, as provided by the Company’s PTO policy. Under the Company’s PTO policy, you accrue PTO days throughout the calendar year. You will earn PTO days as the year passes based on your PTO allotment. Our PTO policy allows you the flexibility to schedule and take PTO days before they are accrued based on an agreement that those days will be paid back to the Company should you leave the Company before accruing the days taken.

Company Holidays

The Company observes eleven (11) standard holidays, plus one (1) floating holiday to be used on any day of your choosing within the calendar year.

Separation

If you are terminated by the Company not for Cause (as defined in the Severance Plan), your severance entitlements will be governed by the Kraft Heinz Company Amended & Restated Severance Pay Plan for Salaried Employees (the “Severance Plan”). If you experience a qualifying termination in connection with a Change in Control, your severance entitlements will be governed by The Kraft Heinz Company Change in Control Severance Plan (the “CIC Plan”).

Response Date

Please formally accept this offer of employment by December 15th, 2025 by initialing each page, signing below and returning the entire document to rodolfo.camacho@kraftheinz.com.

This offer also is made contingent upon your completion of a satisfactory background check, including your criminal history as well as verification of your employment history, education and social security number and your authorization to lawfully work for the Company in the position and location offered above. You acknowledge and understand that the Company may revoke this offer, notwithstanding that you may have already accepted the offer by signing below and without liability or further obligations to you, in the event that the results of any of the foregoing components of your background check are not satisfactory or for any other reason in the Company’s sole discretion.

The above describes in part our current policies, plans, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term. The Company reserves the right to adjust its compensation programs, including the Performance Bonus Plan, the Bonus Investment Plan, and equity awards plan design, and are operated at the discretion of the Employer. By signing below you acknowledge and agree that your employment with the Company is and at all times shall be “at will,” meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

We look forward to you joining us in this new capacity at Kraft Heinz.

Best regards,

/s/ Miguel Patricio
Miguel Patricio
Executive Chairman

/s/ Steve Cahillane	December 15, 2025
Steve Cahillane	Date

Page 2 of 2	MP SC (initial)

Addendum A

STEVE CAHILLANE

Dear Mr. Cahillane,

Special Long-Term Incentive Award

As an incentive to join the Company, you will receive a special one-time equity award with a target value of USD $11,000,000 (eleven million US dollars), composed of 50% Performance Share Units (PSUs) and 50% Restricted Share Units (RSUs). The award will be granted on Jan 30, 2026, subject to the approval of the Kraft Heinz Board of Directors. The exact number of PSUs and RSUs granted, which will be determined based on the closing price on the grant date, and other details will be included in the award agreement which you will receive at such time that the award is granted. This opportunity is subject to the attainment of specific 3-year performance goals and time-based milestones.

The Special Long-Term Incentive Award will be subject to a specific vesting schedule:

•	The RSUs will vest in substantially equal amounts on each of the first three anniversaries of the grant date, subject to your continued employment through the applicable vesting date.

•	The PSUs will vest on the third anniversary of the grant date, subject to the achievement and certification of the performance goals and your continued employment through the vesting date.

PSU Performance Conditions:

•	The PSUs certification will be based on Relative TSR (rTSR) for the performance period starting 1/1/2026 and ending 12/31/2028.

•	Relative TSR will be measured against constituent companies in the S&P 500 Consumer Staples Index.

•

TSR calculation will consider average stock price and dividends in the last three fiscal months at the end of the assessed period (ending period = Q4 2028) and three fiscal months in the period immediately preceding the beginning of assessed period (starting period = Q4 2025)

•

If rTSR is below the 25th percentile, the PSU payout will be zero. At the 25th percentile, the PSU payout will be 25% of target. At the 50th percentile, the payout will be 100% of target. At or above the 75th percentile, the payout will be 150% of target. Payout for achievement between points will be interpolated.

•	Payments are capped at 100% of target if absolute TSR is negative for the 3-year period.

If you are terminated by the Company not for Cause (as defined in the Severance Plan), subject to your execution of a general release of claims in the form provided by the Company and continued compliance with any restrictive covenants, the unvested RSUs from the special long-term incentive award will vest in full with no waiting period and unvested PSUs from the special long-term incentive award will vest in full, subject to completion of the performance period. The measurement and distribution of the PSUs will be based on the actual performance metric achievement ending December 2028 and subject to certification by the Board of Directors in January 2029.

I hereby accept the offer and terms and conditions:

/s/ Steve Cahillane	December 15, 2025
Steve Cahillane	Date